Exhibit 99.1

Contact:	Mike Cockrell
Treasurer, Chief Financial Officer
& Chief Legal Officer
(601) 649-4030

SANDERSON FARMS, INC. REPORTS

RESULTS FOR FIRST QUARTER OF FISCAL 2020

LAUREL, Miss. (February 27, 2020) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the first quarter of fiscal 2020.

Net sales for the first quarter of fiscal 2020 were $823.1 million compared with $743.4 million for the same period a year ago. The Company reported a net loss of $38.6 million, or $1.76 per share, for the quarter compared with a net loss of $17.8 million, or $0.82 per share, for the first quarter of fiscal 2019.

“Our results for the first quarter reflect continued challenging market conditions with market prices for boneless breast meat produced at our plants that process larger birds for food service customers reaching record low levels in January,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “However, average prices for tray pack products sold to retail grocery store customers were slightly higher when compared with the same period a year ago on improved product mix, and prices continue to reflect a good supply and demand balance in that market. Demand and prices for jumbo wings strengthened seasonally during the quarter, and market prices averaged above last year’s first quarter.”

Overall market prices for poultry products were lower during the first quarter compared with the same period last year. Compared with the first fiscal quarter of 2019, the average realized prices of the Company’s retail tray pack products were approximately 0.6 percent higher, boneless breast meat prices were approximately 3.4 percent lower, bulk leg quarter prices increased by approximately 22.6 percent, and jumbo wing prices were higher by 3.1 percent. The Company’s average feed cost per pound of poultry products processed was higher by 6.3 percent compared with the first quarter of fiscal 2019, and prices paid during the quarter for corn and soybean meal, the Company’s primary feed ingredients, increased 10.1 percent and decreased 2.3 percent, respectively, compared with the first quarter of fiscal 2019.

“Both corn and soybean balance tables are healthy heading into the 2020 planting season, and we believe the world has an adequate supply of both grains,” added Sanderson. “Had we priced all of our grain needs for fiscal 2020 at yesterday’s Chicago Board of Trade futures contract prices, cash paid for feed grains during fiscal 2020 on fiscal 2019 volumes would be relatively flat with fiscal 2019.

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Sanderson Farms Reports Results for First Quarter of Fiscal 2020

February 27, 2020

“We have several reasons to remain optimistic about poultry markets in 2020,” Sanderson continued. “While market prices for boneless breast meat produced for food service customers remain under pressure and market conditions during our first fiscal quarter were very challenging, we continue to be positive about our opportunities in both the domestic and export markets over the next year. With respect to domestic markets, we expect to see continued favorable demand in retail grocery stores. Chicken remains favorably priced compared to other proteins, and we believe that dynamic will continue. We also believe we will see improved demand from food service customers, supported by an increase in promotional activity for chicken at quick serve restaurants. With respect to the export markets, the outbreak of African swine fever in China has affected the worldwide supply of pork, creating a significant protein deficit that should ultimately benefit poultry markets in the United States. China lifted its nearly five-year ban on the import of United States poultry at the end of calendar 2019, and we resumed shipments to China almost immediately. Since the ban was lifted, we have shipped to China or have received orders from our customers in China for approximately 18.0 million pounds of chicken products, including dark meat parts. We continue to receive strong indications of interest for our products from buyers in China, and we were pleased to see the recent announcement regarding the reduction of tariffs on United States poultry, which should further support our business. While the devastating COVID-19 virus is currently disrupting the markets, depressing demand, negatively affecting shipping and supply chain logistics and slowing China’s economic growth rate, we believe demand for protein from China is strong, and we expect to benefit in 2020 from the return to an open market.”

“We continue to move toward full production at our new Tyler, Texas plant, and the start-up has gone well. We expect to reach full production during our second fiscal quarter, and we look forward to the opportunities the plant will create,” added Sanderson.

Sanderson Farms will hold a conference call to discuss this press release today, February 27, 2020, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live internet broadcast of the conference call through the Company’s website at www.sandersonfarms.com. To listen to the live call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an internet replay will be available shortly after the call and continue through March 29, 2020. Those who would like to participate in the call can do so by dialing 888-254-3590; confirmation code 8371925.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh, frozen and minimally prepared chicken. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended October 31, 2019, and Quarterly Report on Form 10-Q for the quarter ended January 31, 2020, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, any of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

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Sanderson Farms Reports Results for First Quarter of Fiscal 2020

February 27, 2020

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions including, but not limited to, the risk that net realizable values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or net realizable value as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production, performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect the Company’s operations, or changes in global weather patterns that could affect the supply and price of feed grains.

(12) Failure to respond to changing consumer preferences and negative or competitive media campaigns.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

(14) Unfavorable results from currently pending litigation and proceedings, or litigation and proceedings that could arise in the future.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of the Company. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes,” “estimates,” “plans,” “expects,” “should,” “could,” “outlook,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future growth plans, future earnings, production levels, capital expenditures, grain prices, global economic conditions, supply and demand factors and other industry conditions.

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Sanderson Farms Reports Results for First Quarter of Fiscal 2020

February 27, 2020

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended January 31,
	2020	2019
Net sales	$823,078	$743,388
Cost and expenses:
Cost of sales	823,524	708,400
Selling, general and administrative	49,485	58,535

	873,009	766,935

Operating loss	(49,931)	(23,547)
Other income (expense)
Interest expense	(1,188)	(509)
Other	2	—

	(1,186)	(509)

Loss before income taxes	(51,117)	(24,056)
Income tax benefit	(12,541)	(6,223)

Net loss	$(38,576)	$(17,833)

Loss per share:
Basic	$(1.76)	$(0.82)

Diluted	$(1.76)	$(0.82)

Dividends per share	$0.32	$0.32

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Sanderson Farms Reports Results for First Quarter of Fiscal 2020

February 27, 2020

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	January 31, 2020	October 31, 2019
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$63,416	$95,417
Accounts receivable, net	139,067	131,778
Receivable from insurance companies	—	445
Inventories	294,956	289,928
Prepaid income taxes	22,500	6,612
Prepaid expenses and other current assets	67,158	56,931

Total current assets	587,097	581,111
Property, plant and equipment	2,206,443	2,139,333
Less accumulated depreciation	(989,025)	(953,473)

Net fixed assets	1,217,418	1,185,860
Right of use assets	49,809	—
Other assets	6,844	7,163

Total assets	$1,861,168	$1,774,134

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$112,333	$132,741
Dividends payable	7,113	—
Accrued expenses	66,516	82,940
Lease liabilities	14,664	—

Total current liabilities	200,626	215,681
Long-term debt	165,000	55,000
Claims payable and other liabilities	11,724	11,646
Deferred income taxes	79,301	74,132
Long-term lease liabilities	35,145	—
Commitments and contingencies
Stockholders’ equity:
Common stock	22,229	22,204
Paid-in capital	83,371	86,010
Retained earnings	1,263,772	1,309,461

Total stockholders’ equity	1,369,372	1,417,675

Total liabilities and stockholders’ equity	$1,861,168	$1,774,134

(1)

The Condensed Consolidated Balance Sheet at October 31, 2019, was derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

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